Exhibit 99.1

News Release
For more information, contact: Jon Harris MEDIA tel: 630-857-1440 Chris Klinefelter ANALYSTS tel: 402-240-4154 www.conagrafoods.com

FISCAL 2016 COMPARABLE Q2 EPS ABOVE EXPECTATIONS;

PRIVATE LABEL TRANSACTION EXPECTED TO CLOSE EARLY 2016;

NEAR TERM FOCUS ON DRIVING EFFICIENCY AND LAMB WESTON SPIN

OMAHA, Neb., Dec. 22, 2015 — Today ConAgra Foods, Inc., (NYSE: CAG) reported results for the fiscal 2016 second quarter ended November 29, 2015.

Highlights (% cited indicates change vs. year-ago amounts, where applicable. SG&A refers to selling, general, and administrative expense, and COGS refers to cost of goods sold)

•	Diluted EPS from continuing operations as reported was $0.37, compared with $0.49 in the year-ago period.

•	After adjusting for items impacting comparability, diluted comparable EPS of $0.71 this quarter was ahead of $0.61 in the year-ago period; these amounts include contribution from discontinued operations in both periods.

•	As expected, fiscal second quarter diluted comparable EPS of $0.71 includes approximately $46 million of pretax benefit, or $0.07 per diluted share of after-tax benefit, from the absence of depreciation and amortization for the private label operations which are being divested. As discussed in the fiscal first quarter, this is a result of these assets being classified as held for sale.

•	Consumer Foods posted double-digit operating profit growth, as the benefit of favorable price/mix, strong net productivity, and lower commodity input costs more than offset increased marketing investment and the unfavorable impact of foreign exchange.

•	Commercial Foods posted double-digit operating profit growth, largely on the strength of Lamb Weston’s international volumes as well as lower product costs.

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•	During the quarter, the company announced plans to:

•	Generate $300 million of annual efficiency improvements by the end of fiscal 2019, reflecting $200 million of expected SG&A savings and $100 million of trade spend reduction,

•	Relocate its corporate headquarters from Omaha, NE to Chicago, IL, and

•	Separate into two independent pure play companies, Conagra Brands and Lamb Weston. The transaction is expected to be structured as a spinoff of the Lamb Weston business, tax free to the company and its shareholders, in the fall of calendar 2016. Prior to the spinoff, each company will host an investor day to outline financial goals and priorities.

•	The previously announced sale of the company’s private label operations (classified as discontinued operations) to TreeHouse Foods, Inc. is on track and expected to close in the first quarter of calendar 2016.

CEO Perspective:

“I am pleased with our performance in the second quarter,” said Sean Connolly, CEO and president, ConAgra Foods. “In our branded business we achieved our objective of delivering strong margin expansion by continuing to focus on price/mix, productivity, and portfolio segmentation. At Lamb Weston, we continued to generate good growth, particularly in our international business.”

“We’re encouraged by the progress we’re seeing in advance of separating into two independent pure-play companies, which is a direct reflection of our team’s determination and commitment to perform better and more consistently,” added Connolly.

“Our team has been very productive in the first half of the fiscal year, with the divestiture of the private label operations, the rollout of our cost-reduction program, the relocation of our headquarters to Chicago, and the announcement of the plan to split into two companies. The bold moves we’re making are positioning us well to deliver long-term shareholder value,” concluded Connolly.

Overall Quarterly Results

For the fiscal 2016 second quarter ended November 29, 2015, diluted earnings per share from continuing operations were $0.37 as reported, vs. $0.49 for the second quarter of fiscal 2015. After adjusting for items impacting comparability, comparable diluted EPS was $0.71 this quarter and $0.61 in the year-ago period. Items impacting comparability are summarized and reconciled for Regulation G purposes starting on page 10.

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Consumer Foods Segment

Branded food items sold worldwide in retail channels.

The Consumer Foods segment posted sales of approximately $2.0 billion and operating profit of $331 million in the fiscal second quarter, as reported. Sales declined 3%, with a 3% volume decrease, 2% favorable price/mix, and a negative 2% impact of foreign exchange (all rounded).

•	Brands posting sales growth for the quarter include Marie Callender’s, Slim Jim, Reddi-wip, Odom’s Tennessee Pride, Blue Bonnet, Libby’s, Peter Pan, Egg Beater’s, PF Chang’s, DAVID, Van Camp’s, Kid Cuisine, and Crunch ’n Munch.

•	As previously discussed, the company is eliminating some volume that does not meet profit standards; these initiatives contributed to the 3% volume decline.

•	Other brand details are in the written Q&A document accompanying this release.

Segment operating profit was $331 million versus $301 million in the year-ago period, as reported. After adjusting for $10 million of net expense in the current quarter and $8 million of net expense in the year-ago period from items impacting comparability, current quarter operating profit of $341 million increased 10% over comparable year-ago amounts. Strong productivity and overall lower commodity input costs contributed to the quarterly profit growth. Advertising investment increased $16 million, or 18%, consistent with the company’s plans to increase support behind key brands to drive long-term growth. Foreign exchange negatively impacted profitability by approximately $12 million this quarter.

Commercial Foods Segment

Specialty potato, seasonings, blends, flavors, and bakery products, as well as consumer branded and private label packaged food items, sold to restaurants, foodservice and commercial channels worldwide.

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Sales for the Commercial Foods segment were $1.1 billion, up 1% over year-ago amounts (rounded), and operating profit was $162 million in the fiscal second quarter as reported. Sales for Lamb Weston’s potato operations grew globally and drove the segment’s sales gain. International sales performance for Lamb Weston was notably strong, partly reflecting the lapping of the impact of the West Coast port labor dispute in the year ago period as well as improving demand in key Asian markets.

Segment operating profit of $162 million increased 11% after adjusting for items impacting comparability. Lamb Weston made the most significant contribution to the segment’s profit increase, reflecting good international volumes and lower product costs. Profits for the remainder of the segment grew modestly.

Hedging Activities

Hedge gains and losses are generally aggregated, and net amounts are reclassified from unallocated Corporate expense to the operating segments when the underlying commodity or foreign currency being hedged is expensed in segment cost of goods sold. The net of these activities resulted in $2 million of net expense in the current quarter and $22 million of net expense in the year-ago period. The company identifies these amounts as items impacting comparability within the discussion of unallocated Corporate results.

Other Items

•	Unallocated Corporate amounts were $190 million of expense in the current quarter and $82 million of expense in the year-ago period. Current-quarter amounts include $2 million of hedge-related expense and $123 million of expense related to restructuring activities. Year-ago period amounts include $22 million of hedge-related expense and $4 million of net expense related to other items impacting comparability. Excluding these amounts, unallocated Corporate expense was $65 million for the current quarter and $56 million in the year-ago period, reflecting higher incentive compensation expenses.

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•	Equity method investment earnings were $25 million for the current quarter and $34 million in the year-ago period; the year-over-year decrease reflects lower profits from the Ardent Mills joint venture due to unfavorable wheat market conditions.

•	Net interest expense was $80 million in the current quarter and $79 million in the year-ago period.

Capital Items

•	Dividends for the quarter totaled $108 million versus $106 million in the year-ago period.

•	The company did not repurchase any shares during the quarter.

•	The company repaid approximately $250 million of debt using a combination of commercial paper and cash.

•	For the current quarter, capital expenditures for property, plant and equipment from continuing operations were $69 million, compared with $67 million in the year-ago period. Depreciation and amortization expense was approximately $97 million for the fiscal second quarter; this compares with a total of $96 million in the year-ago period.

Discontinued Operations:

Discontinued operations (currently the private label operations) posted a loss of $0.02 per diluted share in the fiscal second quarter as reported, reflecting an impairment charge of $0.18 per diluted share. After adjusting for items impacting comparability, the private label operations earned $0.13 per diluted share in the fiscal second quarter and $0.09 in the year-ago period. The company’s EPS guidance included expected contribution from the private label operations.

As previously noted, because the private label operations are now classified as assets held for sale, there is no longer any depreciation or amortization expense for these assets. This benefitted EPS from discontinued operations by approximately $0.07 per diluted share, or $46 million pretax this quarter, as expected.

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As previously disclosed, the company’s current estimate of proceeds from the sale of the private label operations is approximately $2.7 billion, which is expected to be used primarily for debt reduction.

Outlook

The company currently expects fiscal 2016 third quarter comparable EPS to be modestly higher than comparable year-ago amounts. The company’s outlook includes expected contribution from the private label operations (classified as discontinued operations) in the current outlook and in the basis for comparison a year-ago; as noted previously, results for discontinued operations in the current fiscal year are benefitting from the absence of depreciation and amortization expense.

The company expects to complete the divestiture of the private label operations in the first quarter of calendar year 2016. The company will comment on expectations for the remainder of fiscal 2016 once the sale of the private label transaction is complete.

Major Items Impacting Second-quarter Fiscal 2016 EPS Comparability

Included in the $0.37 diluted EPS from continuing operations for the second quarter of fiscal 2016 (EPS amounts rounded and after tax):

•	Approximately $0.19 per diluted share of net expense, or $133 million pretax, related to restructuring charges. $123 million of this is classified within unallocated Corporate expense (all SG&A) and $10 million is classified within the Consumer Foods segment ($6 million COGS/ $4 million SG&A).

•	Approximately $0.02 per diluted share of net expense related to tax items in connection with the planned divestiture of the private label operations.

•	Note: Comparable EPS contribution from the private label operations, now classified as discontinued operations, was approximately $0.13 per diluted share. Contribution from the private label operations was included in original guidance. The $0.13 per diluted share excludes $0.15 of net expense from items impacting comparability, the largest of which was an impairment charge of approximately $86 million pretax, or $0.18 after tax per diluted share. These amounts are shown as part of the Regulation G reconciliation on page 10.

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Included in the $0.49 diluted EPS from continuing operations for the second quarter of fiscal 2015 (EPS amounts rounded and after tax).

•	Approximately $0.03 per diluted share of net expense, or $22 million pretax, related to the mark-to-market impact of derivatives used to hedge input costs, temporarily classified in unallocated Corporate expense. Hedge gains and losses are generally aggregated, and net amounts are reclassified from unallocated Corporate expense to the operating segments when the underlying commodity or foreign currency being hedged is expensed in segment cost of goods sold.

•	Approximately $0.02 per diluted share of net expense, or $12 million pretax, resulting from restructuring and integration costs. $4 million of this is classified as unallocated Corporate expense (SG&A), $8 million is classified within the Consumer Foods segment ($6 million in COGS, $2 million SG&A).

•	Approximately $0.02 per diluted share of net benefit from favorable adjustments to prior-year tax credits.

•	Note: Prior year comparable EPS included approximately $0.09 from operations subsequently reclassified to discontinued operations. The $0.09 per diluted share excludes items impacting comparability, the largest of which is $0.51 of expense related to impairment charges. These amounts are detailed as part of the Regulation G table on page 10.

Discussion of Results

ConAgra Foods will host a conference call at 9:30 a.m. EST today to discuss the results. Following the company’s remarks, the call will include a question-and-answer session with the investment community. Domestic and international participants may access the conference call toll-free by dialing 1-877-604-9673 and 1-719-325-4806, respectively. No confirmation or pass code is needed. This conference call also can be accessed live on the Internet at http://investor.conagrafoods.com.

A rebroadcast of the conference call will be available after 1 p.m. EST today. To access the digital replay, a pass code number will be required. Domestic participants should dial 1-888-203-1112, and international participants should dial 1-719-457-0820 and enter pass code 6276397. A rebroadcast also will be available on the company’s website.

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In addition, the company has posted a question-and-answer supplement relating to this release at http://investor.conagrafoods.com. To view recent company news, please visit http://media.conagrafoods.com.

ConAgra Foods, Inc., (NYSE: CAG) is one of North America’s largest packaged food companies with branded and private branded food found in 99 percent of America’s households, as well as a strong commercial foods business serving restaurants and foodservice operations globally. Consumers can find recognized brands such as Banquet®, Chef Boyardee®, Egg Beaters®, Healthy Choice®, Hebrew National®, Hunt’s®, Marie Callender’s®, Orville Redenbacher’s®, PAM®, Peter Pan®, Reddi-wip®, Slim Jim®, Snack Pack® and many other ConAgra Foods brands, along with food sold by ConAgra Foods under private brand labels, in grocery, convenience, mass merchandise, club and drug stores. Additionally, ConAgra Foods supplies frozen potato and sweet potato products as well as other vegetable, spice, bakery and grain products to commercial and foodservice customers. ConAgra Foods operates ReadySetEat.com, an interactive recipe website that provides consumers with easy dinner recipes and more. For more information, please visit us at www.conagrafoods.com.

Note on Forward-looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on management’s current expectations and are subject to uncertainty and changes in circumstances. These risks and uncertainties include, among other things: ConAgra Foods’ ability to successfully complete the spin-off of its Lamb Weston business on a tax-free basis, within the expected time frame or at all; ConAgra Foods’ ability to successfully complete the pending sale of its private brands operations, within the expected time frame or at all; ConAgra Foods’ ability to execute its operating and restructuring plans and achieve its targeted operating efficiencies, cost-saving initiatives, and trade optimization programs; ConAgra Foods’ ability to successfully execute its long-term value creation strategy; ConAgra Foods’ ability to realize the synergies and benefits contemplated by the Ardent Mills joint venture; risks and uncertainties associated with intangible assets, including any future goodwill or intangible assets impairment charges; the availability and prices of raw materials, including any negative effects caused by inflation or weather conditions; the effectiveness of ConAgra Foods’ product pricing efforts, whether

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through pricing actions or changes in promotional strategies; the ultimate outcome of litigation, including litigation related to the lead paint and pigment matters; future economic circumstances; industry conditions; the effectiveness of ConAgra Foods’ hedging activities, including volatility in commodities that could negatively impact ConAgra Foods’ derivative positions and, in turn, ConAgra Foods’ earnings; the success of ConAgra Foods’ innovation and marketing investments; the competitive environment and related market conditions; the ultimate impact of any ConAgra Foods’ product recalls; access to capital; actions of governments and regulatory factors affecting ConAgra Foods’ businesses, including the Patient Protection and Affordable Care Act; the amount and timing of repurchases of ConAgra Foods’ common stock and debt, if any; the costs, disruption and diversion of management’s attention associated with campaigns commenced by activist investors; and other risks described in ConAgra Foods’ reports filed with the Securities and Exchange Commission, including its most recent annual report on Form 10-K and subsequent reports on Forms 10-Q and 8-K. Investors and security holders are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date they are made. ConAgra Foods disclaims any obligation to update or revise statements contained in this press release to reflect future events or circumstances or otherwise.

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Regulation G Disclosure

Below is a reconciliation of Q2 FY16 and Q2 FY15 diluted earnings per share from continuing operations, Consumer Foods segment operating profit, and Commercial Foods segment operating profit, adjusted for items impacting comparability. Amounts may be impacted by rounding.

Q2 FY16 & Q2 FY15 Diluted EPS from Continuing Operations

	Q2 FY16	Q2 FY15	% change
Diluted EPS from continuing operations	$0.37	$0.49	-24%
Items impacting comparability:
Net expense related to restructuring charges	0.19	0.02
Net expense (benefit) related to unusual tax matters	0.02	(0.02)
Net expense related to unallocated mark-to-market impact of derivatives	—	0.03

Diluted EPS from continuing operations, adjusted for items impacting comparability	$0.58	$0.52
Net EPS contribution subsequently reclassified to discontinued operations (included in guidance/base)*:	$0.13	$0.09

Diluted EPS, adjusted for items impacting comparability	$0.71	$0.61	16%

Consumer Foods Segment Operating Profit Reconciliation

(Dollars in millions)	Q2 FY16	Q2 FY15	% change
Consumer Foods Segment Operating Profit	$331	$301	10%
Net expense related to restructuring charges	10	8

Consumer Foods Segment Adjusted Operating Profit	$341	$309	10%

Commercial Foods Segment Operating Profit Reconciliation

(Dollars in millions)	Q2 FY16	Q2 FY15	% change
Commercial Foods Segment Operating Profit	$162	$147	10%
Net benefit related to restructuring charges	—	(1)

Commercial Foods Segment Adjusted Operating Profit	$162	$146	11%

	Q2 FY16	Q2 FY15
*Diluted EPS from discontinued operations	$(0.02)	$(0.45)
Items impacting comparability:
Net expense related to impairment of goodwill and other intangible assets	$0.18	$0.51
Net expense related to restructuring charges	0.01	0.01
Net benefit related to unusual tax matters	(0.04)	—
Rounding	—	0.02

Diluted EPS from discontinued operations, adjusted for items impacting comparability	$0.13	$0.09

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ConAgra Foods, Inc.

Segment Operating Results

(in millions)

(unaudited)

	SECOND QUARTER
	Thirteen weeks ended	Thirteen weeks ended
	November 29, 2015	November 23, 2014	Percent Change
SALES
Consumer Foods	$1,983.2	$2,043.0	(2.9)%
Commercial Foods	1,109.5	1,093.4	1.0%

Total	3,092.7	3,136.4	(1.4)%
OPERATING PROFIT
Consumer Foods	$330.9	$300.9	10.0%
Commercial Foods	162.2	146.8	10.5%

Total operating profit for segments	493.1	447.7	10.1%
Reconciliation of total operating profit to income from continuing operations before income taxes and equity method investment earnings
Items excluded from segment operating profit:
General corporate expense	(189.8)	(82.4)	130.3%
Interest expense, net	(79.6)	(78.7)	1.1%

Income from continuing operations before income taxes and equity method investment earnings	$223.7	$286.6	(21.9)%

Segment operating profit excludes general corporate expense, equity method investment earnings, and net interest expense. Management believes such amounts are not directly associated with segment performance results for the period. Management believes the presentation of total operating profit for segments facilitates period-to-period comparison of results of segment operations.

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ConAgra Foods, Inc.

Segment Operating Results

(in millions)

(unaudited)

	SECOND QUARTER
	Twenty-six weeks ended	Twenty-six weeks ended
	November 29, 2015	November 23, 2014	Percent Change
SALES
Consumer Foods	$3,676.8	$3,742.3	(1.8)%
Commercial Foods	2,209.7	2,157.1	2.4%

Total	5,886.5	5,899.4	(0.2)%

OPERATING PROFIT
Consumer Foods	$571.5	$492.9	15.9%
Commercial Foods	301.9	266.8	13.2%

Total operating profit for segments	873.4	759.7	15.0%
Reconciliation of total operating profit to income from continuing operations before income taxes and equity method investment earnings
Items excluded from segment operating profit:
General corporate expense	(274.7)	(197.4)	39.2%
Interest expense, net	(159.9)	(162.0)	(1.3)%

Income from continuing operations before income taxes and equity method investment earnings	$438.8	$400.3	9.6%

Segment operating profit excludes general corporate expense, equity method investment earnings, and net interest expense. Management believes such amounts are not directly associated with segment performance results for the period. Management believes the presentation of total operating profit for segments facilitates period-to-period comparison of results of segment operations.

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ConAgra Foods, Inc.

Consolidated Statements of Operations

(in millions)

(unaudited)

	SECOND QUARTER
	Thirteen weeks ended	Thirteen weeks ended
	November 29, 2015	November 23, 2014	Percent Change
Net sales	$3,092.7	$3,136.4	(1.4)%
Costs and expenses:
Cost of goods sold	2,264.7	2,379.1	(4.8)%
Selling, general and administrative expenses	524.7	392.0	33.9%
Interest expense, net	79.6	78.7	1.1%

Income from continuing operations before income taxes and equity method investment earnings	223.7	286.6	(21.9)%
Income tax expense	83.2	101.9	(18.4)%
Equity method investment earnings	25.3	34.0	(25.6)%

Income from continuing operations	165.8	218.7	-24.2%
Loss from discontinued operations, net of tax	(6.5)	(202.8)	-96.8%

Net income	$159.3	$15.9	901.9%

Less: Net income attributable to noncontrolling interests	4.4	5.9	(25.4)%

Net income attributable to ConAgra Foods, Inc.	$154.9	$10.0	1449.0%

Earnings (loss) per share - basic
Income from continuing operations	$0.37	$0.50	-26.0%
Loss from discontinued operations	(0.01)	(0.48)	(97.9)%

Net income attributable to ConAgra Foods, Inc.	$0.36	$0.02	1700.0%

Weighted average shares outstanding	433.8	425.7	1.9%

Earnings (loss) per share - diluted
Income from continuing operations	$0.37	$0.49	-24.5%
Loss from discontinued operations	(0.02)	(0.47)	(95.7)%

Net income attributable to ConAgra Foods, Inc.	$0.35	$0.02	1650.0%

Weighted average share and share equivalents outstanding	437.9	430.8	1.7%

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ConAgra Foods, Inc.

Consolidated Statements of Operations

(in millions)

(unaudited)

	SECOND QUARTER
	Twenty-six weeks ended	Twenty-six weeks ended
	November 29, 2015	November 23, 2014	Percent Change
Net sales	$5,886.5	$5,899.4	(0.2)%
Costs and expenses:
Cost of goods sold	4,357.7	4,551.3	(4.3)%
Selling, general and administrative expenses	930.1	785.8	18.4%
Interest expense, net	159.9	162.0	(1.3)%

Income (loss) from continuing operations before income taxes and equity method investment earnings	438.8	400.3	9.6%
Income tax expense	168.1	145.0	15.9%
Equity method investment earnings	62.3	59.6	4.5%

Income from continuing operations	333.0	314.9	5.7%
Income (loss) from discontinued operations, net of tax	(1,326.1)	185.5	N/A

Net income (loss)	$(993.1)	$500.4	N/A

Less: Net income attributable to noncontrolling interests	6.1	8.1	(24.7)%

Net income (loss) attributable to ConAgra Foods, Inc.	$(999.2)	$492.3	N/A

Earnings (loss) per share - basic
Income from continuing operations	$0.75	$0.72	4.2%
Income (loss) from discontinued operations	(3.06)	0.44	N/A

Net income (loss) attributable to ConAgra Foods, Inc.	$(2.31)	$1.16	N/A

Weighted average shares outstanding	432.1	424.8	1.7%

Earnings (loss) per share - diluted
Income from continuing operations	$0.75	$0.71	5.6%
Income (loss) from discontinued operations	(3.04)	0.43	N/A

Net income (loss) attributable to ConAgra Foods, Inc.	$(2.29)	$1.14	N/A

Weighted average share and share equivalents outstanding	436.7	430.0	1.5%

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ConAgra Foods, Inc.

Consolidated Balance Sheet

(in millions)

(unaudited)

	November 29, 2015	May 31, 2015
ASSETS
Current assets
Cash and cash equivalents	$95.9	$164.7
Receivables, less allowance for doubtful accounts of $4.9 and $4.1	894.4	773.7
Inventories	1,975.6	1,721.1
Prepaid expenses and other current assets	168.8	268.8
Current assets held for sale	777.8	739.4

Total current assets	3,912.5	3,667.7
Property, plant and equipment, net	2,645.9	2,687.7
Goodwill	4,685.5	4,699.5
Brands, trademarks and other intangibles, net	1,383.9	1,313.4
Other assets	987.6	933.5
Noncurrent assets held for sale	2,379.2	4,240.4

	$15,994.6	$17,542.2

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Notes payable	$195.0	$7.9
Current installments of long-term debt	1,309.8	1,008.0
Accounts payable	1,195.5	1,138.8
Accrued payroll	211.9	218.2
Other accrued liabilities	727.0	642.8
Current liabilities held for sale	314.4	294.5

Total current liabilities	3,953.6	3,310.2
Senior long-term debt, excluding current installments	6,204.5	6,693.0
Subordinated debt	195.9	195.9
Other noncurrent liabilities	1,891.2	2,023.8
Noncurrent liabilities held for sale	234.7	709.3
Total stockholders’ equity	3,514.7	4,610.0

	$15,994.6	$17,542.2

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ConAgra Foods, Inc. and Subsidiaries

Condensed Consolidated Statements of Cash Flows

(in millions) (unaudited)

	Twenty-six weeks ended
	November 29, 2015	November 23, 2014
Cash flows from operating activities:
Net income (loss)	$(993.1)	$500.4
Income (loss) from discontinued operations	(1,326.1)	185.5

Income from continuing operations	333.0	314.9
Adjustments to reconcile income (loss) from continuing operations to net cash flows from operating activities:
Depreciation and amortization	188.8	191.4
Asset impairment charges	1.7	7.4
Lease Cancellation Expense	48.5	—
Earnings of affiliates in excess of distributions	(54.1)	(52.4)
Share-based payments expense	34.6	32.6
Contributions to pension plans	(6.0)	(6.0)
Pension benefit	—	(4.6)
Other items	(23.6)	14.7
Change in operating assets and liabilities excluding effects of business acquisitions and dispositions:
Accounts receivable	(126.0)	(108.8)
Inventory	(253.9)	(391.1)
Deferred income taxes and income taxes payable, net	(124.7)	19.5
Prepaid expenses and other current assets	23.2	30.0
Accounts payable	83.1	219.8
Accrued payroll	(0.1)	47.3
Other accrued liabilities	68.8	(28.3)

Net cash flows from operating activities — continuing operations	193.3	286.4
Net cash flows from operating activities — discontinued operations	124.7	131.3

Net cash flows from operating activities	318.0	417.7

Cash flows from investing activities:
Additions to property, plant and equipment	(176.7)	(157.6)
Sale of property, plant and equipment	18.9	2.3
Purchase of business, net of cash acquired	—	(75.4)
Purchase of intangible assets	(10.4)	—
Return of investment in equity method investee	—	391.4
Other	0.3	—

Net cash flows from investing activities — continuing operations	(167.9)	160.7
Net cash flows from investing activities — discontinued operations	(69.1)	71.9

Net cash flows from investing activities	(237.0)	232.6

Cash flows from financing activities:
Net short-term borrowings	187.1	392.8
Issuance of long-term debt	—	550.0
Repayment of long-term debt	(255.3)	(1,489.2)
Cash dividends paid	(215.0)	(211.7)
Exercise of stock options and issuance of other stock awards	153.3	55.2
Other items	(2.8)	(6.9)

Net cash flows from financing activities — continuing operations	(132.7)	(709.8)
Net cash flows from financing activities — discontinued operations	—	(0.2)

Net cash flows from financing activities	(132.7)	(710.0)

Effect of exchange rate changes on cash and cash equivalents	(3.0)	(1.5)
Net change in cash and cash equivalents	(54.7)	(61.2)
Discontinued operations cash activity included above:
Add: Cash balance included in assets held for sale at beginning of period	18.4	64.9
Less: Cash balance included in assets held for sale at end of period	32.5	22.0
Cash and cash equivalents at beginning of period	164.7	118.2

Cash and cash equivalents at end of period	$95.9	$99.9

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